EXHIBIT 99.1

ION Media Networks Announces High Acceptance Levels
In Exchange Offer and Consent Solicitation

(West Palm Beach, FL – July 30, 2007) — ION Media Networks, Inc. (AMEX:ION ) (the “Company”) today announced the results of the exchange offer and consent solicitation (the “Exchange Offer”) that the Company launched on June 8, 2007, in which the Company offered to exchange all shares of 131/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 141/4%) (the “141/4% Preferred Stock”) and 93/4% Series A Convertible Preferred Stock (the “93/4% Preferred Stock”, and together with the 141/4% Preferred Stock, the “Senior Preferred Stock”). The Exchange Offer expired at 12:00 midnight, New York City time, at the end of the day on Friday, July 27, 2007.

The Company has accepted all shares that were tendered in the Exchange Offer, consisting of 51,602.89387 shares, representing 90.6% of the outstanding shares, of 141/4% Preferred Stock and 15,956.64158 shares, representing 95.6% of the outstanding shares, of 93/4% Preferred Stock. Promptly following the expiration of the Exchange Offer, the Company will issue $458,826,591 aggregate principal amount of 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and $33,779,768 aggregate initial stated liquidation preference of 12% Series B Mandatorily Convertible Preferred Stock to holders who tendered Senior Preferred Stock in the Exchange Offer.

The Company also announced that holders of a majority of the total voting power of its outstanding voting stock, acting by written consent, have approved the proposed amendments to the terms of each series of Senior Preferred Stock, which will become effective 20 calendar days after the Company mails an Information Statement on Schedule 14C to the holders of its outstanding voting stock.

About ION Media Networks

ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming beginning in June 2007. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

Contact:

Joe LoBello, 212-986-6667
Brainerd Communications
lobello@braincomm.com